EXHIBIT 99.1

Shire Pharmaceuticals Group plc Hampshire International Business Park, Chineham, Basingstoke RG24 8EP UK Tel +44 1256 894000 Fax +44 1256 894708 http://www.shire.com

6 February 2004

Shire Pharmaceuticals Group plc (the “Company”)

Application has been made to the UK Listing Authority and the London Stock Exchange for a listing 629,592 ordinary shares of 5p each in the Company to be admitted to the Official List.

These shares, ranking pari passu in all respects with the existing shares in issue, have been issued pursuant to the exchange of certain Exchangeable Shares in Shire Acquisition Inc., in accordance with terms of the Merger Agreement with BioChem Pharma Inc.

T May
Company Secretary

For further information please contact:

Investor Relations
Cléa Rosenfeld	+44 1256 894 160

Notes to editors

Shire Pharmaceuticals Group plc

Shire Pharmaceuticals Group plc (Shire) is a global specialty pharmaceutical company with a strategic focus on meeting the needs of the specialist physician and currently has a range of projects and products in the areas of central nervous system (CNS), gastrointestinal (GI), and renal. Shire has operations in the world’s key pharmaceutical markets (US, Canada, UK, France, Italy, Spain and Germany) as well as a specialist drug delivery unit in the US.

For further information on Shire Pharmaceuticals, please visit the company’s website: www.shire.com.